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                                                      EXHIBIT 21

                     SUBSIDIARIES OF REGISTRANT


     Name of Subsidiary                Incorporated Under Laws of

Barzon Corporation                              Delaware
CorrChoice, Inc.                                Ohio
Fibro Tambor, S.A. de C.V.                      Mexico
GPS of Georgia, LLC                             Georgia
Greif Bros. Corporation of Virginia             Virginia
Greif Containers Inc.                           Canada
Greif Fibre Drum, Inc.                          Delaware
Greif Plastic Drum, Inc.                        Illinois
Greif Plastic Drum S.E. Division, Inc.          Kentucky
Greif Plastic Drum S.W. Division, Inc.          Texas
Soterra, Incorporated                           Delaware
Tainer Transport, Inc.                          Delaware